CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

FOR IMMEDIATE RELEASE

MARINEMAX REPORTS THIRD QUARTER FISCAL 2011 RESULTS
~ 33% Increase in Same-Store Sales ~
~ Profit Increases Significantly ~

CLEARWATER, FL, July 28, 2011 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third fiscal quarter ended June 30, 2011.

Revenue was $153.2 million for the quarter ended June 30, 2011 compared with $115.4 million for the comparable quarter last year. Same-store sales increased approximately 33% compared with a 17% decrease for the comparable quarter last year. Net income for the third quarter of fiscal 2011 was $3.4 million, or $0.15 per diluted share, compared with net income of $512,000, or $0.02 per diluted share, for the comparable quarter last year. Included in the results for the quarter ended June 30, 2010 was approximately $1.0 million of loan costs written off as a result of the Company entering into a new financing facility during that period.

Inventory was $200.9 million as of June 30, 2011 compared with $190.2 million as of March 31, 2011. Inventory was up 6% from the Company’s previous fiscal year end of September 30, 2010. The increase was largely due to the new product lines added to the Company’s product portfolio over the past year.

Revenue was $361.1 million for the nine months ended June 30, 2011 compared with $325.9 million for the comparable period last year. Same-store sales increased approximately 11% compared with a 5% decrease for the comparable period last year. The net loss for the nine months ended June 30, 2011 was $5.8 million, or $0.26 per share, compared with net income of $4.3 million, or $0.19 per diluted share, for the comparable period last year. The Company’s results for the nine-month period ended June 30, 2010 included a tax benefit of approximately $19.4 million, or $0.88 per share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs. Without the tax benefit last year, the Company would have incurred a net loss of $15.1 million, or $0.69 per share. The significant reduction in the Company’s net loss, absent the tax carry-back for fiscal 2010, was primarily related to increased sales.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our strong same-store sales increase of 33% highlights the third consecutive quarter we have achieved growth in overall new boat sales. It appears the customer is returning, and we are gaining market share despite periods of difficult weather conditions, low consumer confidence, and rising fuel prices during much of the quarter. As anticipated, with the large increase in new boat sales, our revenue mix resulted in a lower gross margin than last year. Our performance the past few quarters demonstrates that we have the right customer centric strategies and passionate team in place to capitalize on the industry fundamentals that are finally showing signs of improvement.”

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Mr. McGill continued, “We recently enhanced our financial flexibility through an increase in our existing financing facility with GE Capital from $100 million to $150 million. The additional borrowing capacity gives us a competitive advantage and further strengthens our leading position in the industry. While consumer confidence continues to fluctuate and the economy remains soft, our broad product offerings and large geographic footprint are providing an advantage for boating enthusiasts throughout the country. We remain encouraged by the past several quarters’ results and believe we are well positioned to continue to outperform. As we move forward and seek to drive additional stockholder value, we remain committed to pursuing additional opportunities while controlling our expenses and inventory levels.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Bayliner, Hatteras, Azimut Yachts, Malibu, Nautique and Grady-White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 57 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment of customers returning; the Company’s assessment that the customer is returning and that it is gaining market share; the Company’s belief that it has the right customer centric strategies and passionate team to capitalize on the industry fundamentals that are finally showing signs of improvement; the Company’s belief that its increased borrowing capacity will give it a competitive advantage and further strengthen its leading position in the industry; the Company’s assessment that its broad product offerings and large geographic footprint is providing an advantage for boating enthusiasts throughout the country; the Company’s belief that it is well positioned to continue to outperform; and the Company’s belief in its ability to drive additional stockholder value and its commitment to pursuing additional opportunities while controlling expenses and inventory. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue	$153,171	$115,383	$361,117	$325,948
Cost of sales	114,088	80,829	271,657	245,217

Gross profit	39,083	34,554	89,460	80,731
Selling, general, and administrative expenses	35,224	33,340	93,111	92,600

Income (loss) from operations	3,859	1,214	(3,651)	(11,869)
Interest expense	837	702	2,516	3,223

Income (loss) before income tax benefit	3,022	512	(6,167)	(15,092)
Income tax benefit	(333)	—	(333)	(19,419)

Net income (loss)	$3,355	$512	$(5,834)	$4,327

Basic net income (loss) per common share	$0.15	$0.02	$(0.26)	$0.20

Diluted net income (loss) per common share	$0.15	$0.02	$(0.26)	$0.19

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,439,702	22,077,086	22,335,881	21,951,424

Diluted	23,103,280	22,793,218	22,335,881	22,612,105

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,043	$24,356
Accounts receivable, net	21,504	19,388
Inventories, net	200,944	181,388
Prepaid expenses and other current assets	5,428	10,725

Total current assets	254,919	235,857
Property and equipment, net	101,827	98,465
Other long-term assets	1,194	2,205

Total assets	$357,940	$336,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,958	$28,597
Customer deposits	8,672	16,478
Accrued expenses	26,997	24,881
Short-term borrowings	105,212	57,212

Total current liabilities	151,839	127,168
Other long-term liabilities	6,210	2,672

Total liabilities	158,049	129,840
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	210,243	209,375
Retained earnings	5,435	13,099
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	199,891	206,687

Total liabilities and stockholders’ equity	$357,940	$336,527

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP net income (loss) as reported	$3,355	$512	$(5,834)	$4,327
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	—	(19,419)

Non-GAAP proforma net income (loss)	$3,355	$512	$(5,834)	$(15,092)

GAAP diluted net income (loss) per common share	$0.15	$0.02	$(0.26)	$0.19

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	—	(0.88)
Non-GAAP proforma net loss per common share	$0.15	$0.02	$(0.26)	$(0.69)

Common shares used in the calculations of net income (loss) per common share	23,103,280	22,793,218	22,335,881	21,951,424